Exhibit 99.1

	PRESS RELEASE	Contact:	Bret J. Eckert
972-562-9473	July 25, 2022		Chief Financial Officer

ENCORE WIRE REPORTS SECOND QUARTER RESULTS; INCREASED GROSS PROFIT MARGINS; HIGHLIGHTS SHARE REPURCHASES DURING 2022
McKinney, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the second quarter of 2022.
Second Quarter and YTD 2022 Highlights
•Second Quarter Earnings per diluted share of $10.71; YTD Earnings per diluted share of $18.62
•Second Quarter Net income of $210.5 million; YTD Net income of $372.1 million
•Gross Profit of 38.3% in the second quarter of 2022; 36.2% YTD in 2022
•Copper volume sold increased 2.7% over second quarter of 2021; increased 5.5% YTD over 2021 YTD levels
•Cash on hand of $469.5 million as of June 30, 2022, up from $439.0 million as of December 31, 2021
•Company repurchased 607,105 shares during the quarter; repurchased 1,108,022 shares YTD in 2022
Net sales for the second quarter ended June 30, 2022 were $838.2 million compared to $744.4 million for the second quarter of 2021. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 2.7% in the second quarter of 2022 versus the second quarter of 2021.
Gross profit percentage for the second quarter of 2022 was 38.3% compared to 37.3% in the second quarter of 2021. The average selling price of wire per copper pound sold decreased 0.7% in the second quarter of 2022 versus the second quarter of 2021, while the average cost of copper per pound purchased increased 3.2%.
Net income for the second quarter of 2022 was $210.5 million versus $183.1 million in the second quarter of 2021. Fully diluted earnings per common share were $10.71 in the second quarter of 2022 versus $8.82 in the second quarter of 2021 and $7.96 in the first quarter of 2022.
Net sales for the six months ended June 30, 2022 were $1.561 billion compared to $1.189 billion for the six months ended June 30, 2021. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 5.5% in the six months ended June 30, 2022 versus the six months ended June 30, 2021.
Gross profit percentage for the six months ended June 30, 2022 was 36.2% compared to 30.4% for the six months ended June 30, 2021. The average selling price of wire per copper pound sold increased 15.6% in the six months ended June 30, 2022 versus the six months ended June 30, 2021, while the average cost of copper per pound purchased increased 10.2% for the same period comparison.
Net income for the six months ended June 30, 2022 was $372.1 million versus $224.2 million in the six months ended June 30, 2021. Fully diluted earnings per common share were $18.62 in the six months ended June 30, 2022 versus $10.81 in the six months ended June 30, 2021.
Aluminum wire represented 15.0% and 13.4%, respectively, of our net sales in the quarter and six months ended June 30, 2022. Aluminum wire volumes and spreads have increased for both the quarter and six months ended June 30, 2022 compared to the comparative periods in the prior year.
Commenting on the results, Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “The results for the second quarter of 2022 establish another high-water mark both financially and operationally for Encore Wire. Our continued strong earnings in 2022 validate that our single-site campus model is a strategic competitive advantage in the market today, giving us unmatched flexibility to quickly pivot and adapt to ever-changing market dynamics. Our manufacturing scale and flexibility, coupled with our value-added services, continue to drive jobsite efficiency. Stable demand, coupled with global uncertainties, persistent tightness in the availability of certain raw materials, and the general inability of the sector to meet demand for the timely delivery of finished goods, kept spreads strong throughout the first half of 2022. By continuing to execute on our core values of providing unbeatable customer service and high order fill rates, we were able to increase both copper and aluminum volumes shipped in the second quarter and year-to-date periods in 2022 over 2021 levels. Volumes shipped were also up over first quarter 2022 levels. This marks the third consecutive quarter of volume growth driven by continued increased demand for data center, healthcare and renewable product solutions. We believe existing market conditions and the current outlook support existing volume levels as well as support gross margin abatement continuing at a gradual pace.
Copper unit volumes increased 2.7% on a comparative quarter basis and 5.5% on a year-to-date basis. Comex copper prices decreased gradually throughout the second quarter while other raw material costs and inputs continued to rise. Copper spreads increased 22.0% on a year-to-date basis but decreased 4.4% on a comparative quarter basis. Aluminum spreads increased for both the quarter and year-to-date periods in 2022 compared to 2021.
We continue to believe Encore Wire remains well positioned to capture market share and incremental growth in the current economic environment. As we address the near-term challenges, we remain focused on the long-term opportunities for our business including improving our position as a sustainable and environmentally responsible leader in our industry. We believe that our superior order fill rates and deep vertical integration continue to enhance our competitive position. As orders come in from electrical contractors, our distributors can continue to depend on us for quick deliveries coast to coast.
Our balance sheet remains very strong. We have no long-term debt, and our revolving line of credit remains untapped. We had $469.5 million in cash at the end of the quarter. During the second quarter, we repurchased 607,105 shares of our common stock. On a year-to-date basis we repurchased 1,108,022 shares of our common stock for a total cash outlay of $131.9 million. Since the first quarter of 2020, we have repurchased 2,024,829 shares of our common stock at an average price of $96.71. We also declared a $0.02 cash dividend during the quarter.
The repurposing of our vacated distribution center to expand manufacturing capacity and extend our market reach was substantially completed in the second quarter of 2022.
The incremental investments announced in July 2021 continue in earnest, focused on broadening our position as a low-cost, sustainable manufacturer in the sector and increasing manufacturing capacity to drive growth. Capital spending in 2022 through 2024 will expand vertical integration in our manufacturing processes to reduce costs as well as modernize select wire manufacturing facilities to increase capacity and efficiency and improve our position as a sustainable and environmentally responsible company in our industry. Total capital expenditures were $75 million in the first half of 2022 and $118 million for the full year 2021. We expect total capital expenditures to range from $150 - $170 million in 2022, $150 - $170 million in 2023, and $80 - $100 million in 2024. We expect to continue to fund these investments with existing cash reserves and operating cash flows.
Our low-cost structure and strong balance sheet have allowed us the flexibility to adapt quickly to changing market conditions, and we believe they are continuing to prove valuable now. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.
The health and safety of our employees and their families remain our top priority, and we are following CDC guidelines to maintain safe working conditions. The Company is unable to predict the impact that COVID-19, or any of the ongoing variants, may have on our financial position and operating results in future periods. The duration or re-emergence of the outbreak and its long-term impact on our business remain uncertain.”
The Company will host a conference call to discuss the second quarter results on Tuesday, July 26, 2022, at 10:00 am Central time. Hosting the call will be Daniel Jones, Chairman, President and Chief Executive Officer, and Bret Eckert, Chief Financial Officer. To participate in the call, the dial-in number is 866-374-5140, and the confirmation number is 42180779#. In order to be put through to the call, you will be asked to provide your full name and your company name followed by the # key. Please call in early to avoid being delayed by the information collection and missing the start of the call. A replay of this conference call will be accessible in the Investors section of our website, www.encorewire.com, for a limited time.
Encore Wire Corporation is a leading manufacturer of a broad range of copper and aluminum electrical wire and cables, supplying power generation and distribution solutions to meet our customers’ needs today and in the future. The Company focuses on maintaining a low-cost of production while providing exceptional customer service, quickly shipping complete orders coast-to-coast. Our products are proudly made in America at our vertically-integrated, single-site, Texas campus.
The matters discussed in this news release may include forward-looking statements. Forward-looking statements can be identified by words such as: “anticipate”, “intend”, “plan”, “goal”, “seek”, “believe”, “project”, “estimate”, “expect”,

“strategy”, “future”, “likely”, “may”, “should”, “will” and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Therefore, you should not rely on any of these forward-looking statements. Examples of such uncertainties and risks include, but are not limited to, statements about the pricing environment of copper, aluminum and other raw materials, the duration, magnitude and impact of the ongoing COVID-19 global pandemic, our order fill rates, profitability and stockholder value, payment of future dividends, future purchases of stock, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of measures of financial performance calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), to compare to the performance of other companies who also publicize this information. EBITDA is not a measurement of financial performance calculated and presented in accordance with GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of financial performance calculated and presented in accordance with GAAP.
The Company has reconciled EBITDA with net income for fiscal years 1996 to 2021 on previous reports on Form 8-K filed with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Quarter Ended June 30,		Six Months Ended June 30,
In Thousands	2022	2021	2022	2021
Net Income	$210,538	$183,053	$372,070	$224,242
Income Tax Expense	60,476	53,187	106,595	65,376
Interest Expense	102	102	203	185
Depreciation and Amortization	6,312	5,677	12,521	10,977
EBITDA	$277,428	$242,019	$491,389	$300,780

Encore Wire Corporation
Balance Sheets
(In Thousands)

	June 30, 2022	December 31, 2021
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$469,540	$438,990
Accounts receivable, net of allowance of $3,800 and $3,800	606,132	491,126
Inventories, net	121,418	100,816
Income tax receivable	—	951
Prepaid expenses and other	9,978	3,167
Total current assets	1,207,068	1,035,050
Property, plant and equipment, net	561,205	494,916
Other assets	509	570
Total assets	$1,768,782	$1,530,536

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$70,708	$75,353
Accrued liabilities	72,782	78,747
Income taxes payable	1,689	—
Total current liabilities	145,179	154,100
Deferred income taxes and other	39,707	37,347
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value:
Authorized shares – 2,000,000; none issued	—	—
Common stock, $.01 par value:
Authorized shares – 40,000,000;
Issued shares – 27,132,850 and 27,083,100	271	271
Additional paid-in capital	78,123	72,753
Treasury stock, at cost – 8,052,284 and 6,944,262 shares	(286,870)	(155,014)
Retained earnings	1,792,372	1,421,079
Total stockholders’ equity	1,583,896	1,339,089
Total liabilities and stockholders’ equity	$1,768,782	$1,530,536

Encore Wire Corporation
Statements of Income
(In thousands, except per share data)

	Quarter Ended June 30,				Six Months Ended June 30,
	2022		2021		2022		2021
	(Unaudited)				(Unaudited)

Net sales	$838,235	100.0%	$744,408	100.0%	$1,561,307	100.0%	$1,188,548	100.0%
Cost of goods sold	517,463	61.7%	467,066	62.7%	996,788	63.8%	826,702	69.6%
Gross profit	320,772	38.3%	277,342	37.3%	564,519	36.2%	361,846	30.4%

Selling, general, and administrative expenses	50,405	6.0%	41,140	5.5%	86,616	5.5%	72,292	6.1%
Operating income	270,367	32.3%	236,202	31.7%	477,903	30.6%	289,554	24.4%

Net interest and other income	647	0.1%	38	—%	762	—%	64	—%
Income before income taxes	271,014	32.3%	236,240	31.7%	478,665	30.7%	289,618	24.4%

Provision for income taxes	60,476	7.2%	53,187	7.1%	106,595	6.8%	65,376	5.5%
Net income	$210,538	25.1%	$183,053	24.6%	$372,070	23.8%	$224,242	18.9%
Earnings per common and common equivalent share – basic	$10.84		$8.89		$18.88		$10.90
Earnings per common and common equivalent share – diluted	$10.71		$8.82		$18.62		$10.81
Weighted average common and common equivalent shares outstanding – basic	19,419		20,581		19,709		20,574
Weighted average common and common equivalent shares outstanding – diluted	19,666		20,763		19,982		20,741
Cash Dividends Declared per Share	$0.02		$0.02		$0.04		$0.04